Exhibit 99.1

FOR IMMEDIATE RELEASE

June 5, 2007

MICRONETICS ACQUIRES MICA MICROWAVE, INC.

Hudson, NH — (BUSINESS WIRE) – June 5, 2007 — Micronetics, Inc. (NASDAQ:NOIZ) today announced that it has acquired MICA Microwave, Inc. (MICA) pursuant to an Agreement of Merger and Plan of Reorganization executed today with MICA. Pursuant to the terms of the Agreement of Merger, MICA merged with and into a wholly-owned subsidiary of Micronetics, and holders of MICA common stock received a combination of cash and shares of Micronetics common stock in a transaction valued at $5 million. Micronetics will be utilizing $3.0 million of the proceeds from its new term loan to finance the cash portion of the acquisition.

Established in 1984 by founder and President Frederick Mills, MICA offers a comprehensive line of high performance RF/microwave mixers and ferrite devices that will fit seamlessly into Micronetics’ product portfolio. As part of the agreement, Mr. Mills will continue to lead MICA as it operates as a wholly owned subsidiary of Micronetics from its Manteca, CA facility.

David Robbins, President and CEO of Micronetics, stated, “We are excited about the growth opportunities at MICA especially in the IED jamming, point to point radio, and space marketplaces. MICA’s high performance mixers and ferrites strengthen Micronetics’ ability to provide its customers with complete microwave subsystems and system solutions.”

“MICA has invested heavily in technology for expanding markets, most notably ferrites for broadband commercial communications, mixers and ferrites for space applications and for IED jamming. MICA’s revenue for its fiscal year ending October 31, 2006 was $5.6 million, with a global market breakdown of 30% commercial and 70% defense. This acquisition will enable Micronetics to continue its strategic goal of serving a balanced mix of commercial and defense customers.”

“Both companies look forward to leveraging the others’ existing customer relationships. MICA’s existing relationships with customers such as General Dynamics, Lockheed Martin, BAE, and Boeing will provide access to sales channels to expand Micronetics existing business within the commercial and defense marketplace. In addition, Micronetics’ extended history on programs for customers such as Raytheon, Northrop Grumman, and L3 will provide new market opportunities for MICA.”

MICA specializes in broadband mixers and ferrites. Its products offer exceptional performance for systems where spectral purity is important, including IED Jamming, TD-CDMA, WiMAX, and COFDM. MICA also offers a range of mixers and ferrites for other defense uses such as electronic warfare and radar.

MICA is currently displaying its products at the IEEE MTT-S International Microwave Symposium in Honolulu, Hawaii, and can be visited at booth no. 1106 from June 3rd-8th, 2007. Additional information about MICA’s products and services can be found on their website at www.mica-mw.com.

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat, Airspan, BAE

Systems, Boeing, EADS, General Dynamics, Harris, IPWireless, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Qualcomm, Raytheon, Teradyne, Tektronix, Thales and UTStarcom. Additional information can be found on our website at www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report on Form 10-KSB for its fiscal year ended March 31, 2006, and subsequent quarterly reports on Form 10-QSB.

Contact

David Robbins, President

Micronetics, Inc.

(603) 883-2900 x 131